Exhibit 4.87

Catherine Soldano-Noble
Executive Director, Marketing & Business Development
Medpace, Inc.
4620 Wesley-Avenue
Cincinnati, OH 45212

Re: Letter Agreement for certain initial services for the Amarin Trial A Study

Dear Catherine:

It is understood that this Letter Agreement is intended, subject to the terms and conditions set out below, to precede the execution of a definitive agreement which is expected to incorporate the terms of this Letter Agreement in addition to additional customary terms.

This Letter Agreement is dated as of the date of last signature below (the “Effective Date”).

Medpace Inc. (“Medpace”), Amarin Pharma Inc (“SPONSOR”) and Amarin Pharmaceuticals Ireland Limited (“APIL”) are currently negotiating a definitive agreement to cover Medpace’s performance of various services for the studies referenced above (the “Studies”) (the “Master Services Agreement” or “MSA”) and are also currently negotiating various task orders that will detail the services to be provided under the MSA (each a “Task Order”).  This negotiation will require more time.  SPONSOR and Medpace are in agreement, however, that certain initial activities relating to the Amarin Trial A Study cannot wait for finalization of the MSA, and the Task Orders, and that pending execution of the MSA, and the Task Order that will cover the Initial Trial A Services (the “Initial Trial A Task Order”), Medpace will provide certain initial activities relating to the Amarin Trial A Study set forth in Schedule A in accordance with the terms of this Letter Agreement (the “Initial Trial A Services”) and SPONSOR will pay Medpace for these initial activities according to the terms of this Letter Agreement as set out below.

1	Initial Trial A Services

1.1
Medpace shall perform the Initial Trial A Services in compliance with all applicable laws regulations and guidelines, including without limitation the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, cGCP, and all future amendments thereto, and all other applicable laws, regulations and guidelines in all relevant jurisdictions the timelines and specific roles and responsibilities of Medpace and SPONSOR as set out in Schedule A, and the relevant standard operating procedures of Medpace

1.2
Upon signature of this Letter Agreement, Medpace shall provide’ SPONSOR with copies of the standard operating procedures, of Medpace relevant to the performance of the Initial Trial A Services as listed in Schedule B.

1.3
“cGCP” shall mean the ICH Harmonized Tripartite Guideline for Good Clinical Practice and any subsequent versions thereof, together with such other good clinical practice requirements as are specified in the Federal Food, Drug and Cosmetic Act, 21 U.S.C., applicable sections of Title 21 Code, of Federal Regulations, and any subsequent versions thereof.

2	Confidentiality

2.1	The terms and conditions of the confidentiality agreement between Medpace and Amarin Corporation plc (an Affiliate of SPONSOR and APIL (as such term is defined in Paragraph 8.2 below))

dated 13 November 2008 (the “CDA”) shall apply to all Confidential Information (as such term is defined therein) provided by SPONSOR to MEDPACE.

3	Rights in Property and Patent Rights

3.1	All materials documents, data, software and information of every kind and description and all electronic data files containing all such materials, documents, data, software and information:

3.1.1	supplied to Medpace by SPONSOR or any of its Affiliates; or

3.1.2	prepared, developed, generated, derived or otherwise created by Medpace pursuant to this Letter Agreement, (except for the Medpace IP (as such term is defined below))

(collectively “Study Results”)

are and shall be the exclusive and confidential property of SPONSOR,

3.2
SPONSOR and its Affiliates shall have the right to make whatever use they deem desirable of any Study Results.  Medpace shall, not, without the prior written consent of SPONSOR, publish, disseminate, or otherwise disclose to any third party any Study Results (except such disclosure as may be required by law, and in such case only to the extent required by law), or use any such Study Results for any purpose other than the performance of this Letter Agreement.

3.3
Any inventions or other intellectual property, including without limitation protectable copyrights and trademarks, that may evolve from, the Study Results or as the result of Initial Trial A Services performed by Medpace, under this Letter Agreement shall belong exclusively to SPONSOR, and Medpace agrees to assign all its rights in all such inventions and/or other intellectual property to SPONSOR consistent with the obligations set forth in Paragraph 3.6 below.

3.4
SPONSOR acknowledges that all computer programs, software, applications, databases (excluding for the avoidance of doubt all electronic files containing all Study Results), proposals and other documentation generally used by Medpace that:

3.4.1
have been independently developed without the benefit of any information provided by SPONSOR (including without limitation any SPONSOR data, information, materials or Confidential Information of SPONSOR (or derivatives thereof)); and

3.4.2	have not been developed solely for SPONSOR,

(the “Medpace IP”)

are the exclusive and confidential property of Medpace or the third parties from whom Medpace has secured the right of use.  SPONSOR agrees that any improvement, alteration or enhancement made to the Medpace IP during the course of the Initial Trial A Services performed hereunder, without the benefit of any information provided by SPONSOR (including without limitation any SPONSOR data, information, materials or Confidential Information of SPONSOR (or derivatives thereof)), shall be the property of Medpace.

3.5	Medpace shall disclose promptly to sponsor any and all inventions, discoveries, know-how and improvements conceived or made by Medpace while providing Initial Trial A Services to

SPONSOR pursuant to the Letter Agreement, whether or not constituting a modification or extension of use relating to SPONSOR’s proprietary rights (“Study IP”).

3.6
Subject to Paragraph 3.4, all Study IP shall belong exclusively to SPONSOR, and Medpace agrees to assign all its interest therein to SPONSOR or its nominee whenever requested to do so by SPONSOR.  Medpace shall execute any and all applications, assignments, or other instruments and give testimony which SPONSOR shall deem necessary to apply for and obtain a patent in the United States of America and/or other applicable jurisdiction or of any foreign country or to protect otherwise SPONSOR’s interests and shall compensate Medpace on a reasonable basis for the time devoted to said activities and reimburse it for reasonable out-of-pocket expenses incurred.

4	Payments

4.1	All payments will be payable to Medpace Inc. (Tax ID No. 75-3033627) and sent to:

August J. Troendle, MD
Medpace Inc.
4620 Wesley Avenue
Cincinnati, OH  45212

4.2	Payments will be made by SPONSOR on the following basis:

4.2.1	SPONSOR shall pay Medpace fees for the provision of the Initial Trial A Services (the “Initial Trial a Services Fees”) up to a maximum of US$1,413,974● (the “Total Initial Trial A Services Fees”).

4.2.2	In no event shall SPONSOR be required to pay any amount exceeding the total Initial Trial A Services Fees unless otherwise agreed in writing by the parties.

4.2.3
SPONSOR shall reimburse Medpace for reasonable and necessary expenses and pass-through costs incurred by Medpace in providing the Initial Trial A Services (“Initial Trial A Services Pass-through Costs”).

4.2.4	In the case of any individual Initial Trial A Services Pass-through Cost exceeding US$5000, SPONSOR’s prior written approval must be given for such cost:

4.2.5
All Initial Trial A Services Pass-through Costs invoiced by Medpace must be accompanied by appropriate documentary evidence as, required by SPONSOR, such as receipts or other documentation reasonably acceptable to SPONSOR.

4.2.6
Upon execution of the relevant Task Orders, SPONSOR shall retrospectively determine the difference between the Initial Trial A Services Fees and Initial Trial A Services Pass-through Costs as agreed in the relevant Task Orders and all amounts paid by SPONSOR to Medpace under this Letter Agreement and any difference shall be credited against future amounts owing by SPONSOR under such Task Orders.

4.2.7
In the event that this Letter Agreement is terminated for any reason, other than termination by SPONSOR for breach by Medpace of its obligations hereunder, and the parties do not execute the MSA and the Initial Trial A Task Order, Medpace shall, within 30 days of the date of termination, provide a written account to SPONSOR of all  outstanding Initial Trial A Services Fees, Initial Trial A Services Pass-through Costs and all non-cancelable expenses incurred by Medpace (“Total Outstanding Costs”), together with appropriate documentary evidence as required by SPONSOR.  Within 30 days of written approval by SPONSOR of such written account, Medpace shall issue a final invoice to SPONSOR in respect of the Total Outstanding Costs.

4.2.8	APIL shall be authorized by SPONSOR to receive invoices and to make remittances on behalf of SPONSOR under this Agreement. All invoices should be addressed to APIL at the following address

Amarin Pharmaceuticals Ireland Limited
1st Floor, Block 3
The Oval
Shelbourne Road
Ballsbridge
Dublin 4
Ireland
Attn:  Accounts Department

5	Master Services Agreement and Task Orders

5.1	When and if SPONSOR and Medpace execute the MSA and the Initial Trial A Task Order, this Letter Agreement shall be deemed terminate and superseded by the MSA and the Initial Trial A Task Order.

5.2
Upon execution of the MSA and the Initial Trial A Task Order, the terms and provisions of the MSA and the Initial Trial A Task Order shall apply to all Initial Trial A Services provided by Medpace hereunder.

5.3	The MSA and all necessary Task Orders must be executed by the parties before any dosing of Study subjects may commence.

5.4
For the avoidance of doubt, nothing contained in this Letter Agreement shall be construed by implication or otherwise, as an obligation upon SPONSOR, APIL or Medpace to negotiate or enter into any further agreement or arrangement relating to the Studies or any other clinical study, including without limitation: the- MSA and any Task Order.

6	Scope of Letter Agreement

6.1
Medpace shall perform the Initial Trial A Services described in Schedule A in accordance with the terms of this Letter Agreement.  For such initial Trial A Services, SPONSOR shall pay Medpace the amounts and on the terms set forth in Schedule A.  It is understood that Medpace shall not make any financial commitments extending beyond the amounts stated in Schedule A until (and to the extent permitted) the MSA and the relevant Task Order(s) have been executed by the parties.  If a financial commitment is required by Medpace beyond those stated in Schedule A, and prior to-the execution of the MSA and the relevant Task Order(s), such action will require written consent in advance by SPONSOR.

7	Term and Termination

7.1
The parties agree that this Letter Agreement shall be binding upon the parties with effect from the Effective Date and shall continue in full force and effect until terminated by the parties in accordance with the terms of this Letter Agreement.

7.2
SPONSOR will have the right to request Medpace to immediately cease providing the Initial Trial A Services and to forthwith terminate this Letter Agreement and to forthwith terminate all negotiations regarding the MSA and any Task Orders at any time by advising Medpace orally and in writing.

7.3
Medpace will have the right to stop its work and terminate this Letter Agreement only if SPONSOR is in default of its payment obligations under Schedule A and does not pay such amount in full within 10 days after written notice.

7.4	This Letter Agreement will automatically terminate:

7.4.1	upon execution of the MSA And the Initial Trial A Task Order; or

7.4.2	in the event that SPONSOR OR and Medpace do not execute the MSA and the Initial Trial A Task Order within 60 days from the Effective Date, upon the 60th day after the Effective Date.

7.5	In the event of termination, other than in the case of termination upon execution of the MSA and the Initial Trial A Task Order:

7.5.1	MEDPACE shall use its best efforts to reduce the costs incurred by SPONSOR as a result, of such termination;

7.5.2	all Study Results and Study IP shall either be delivered to SPONSOR, or disposed of, at the direction and written request of SPONSOR;

7.5.3
save for those paragraphs that expressly deemed to survive termination of this Letter Agreement, the Letter Agreement shall terminate and be of no further force or effect and SPONSOR, APIL and Medpace shall have no further obligations to each other whatsoever under this Letter Agreement.

8	Indemnification and Insurance

8.1
SPONSOR shall indemnify, defend and hold harmless Medpace from and against any and all damages, losses, liabilities, costs or expenses (collectively “Damages”), resulting or arising from any third-party claims, demands, assessments, actions, suits, investigations or proceedings (collectively “Claims”), relating to or arising from or in connection with this Letter Agreement or the Initial Trial A Services (including but not limited to any Damages arising from or in connection with any study, test, device, product of potential product to which this Letter Agreement relates), to the extent such Claims or Damages have not resulted from Medpace’s negligent act or omission, or willful misconduct, or a breach of any applicable law, regulation or guideline, or breach of this Letter Agreement by Medpace.

8.2	Medpace agrees to indemnify, defend and hold harmless SPONSOR and its Affiliates from and against any and all Damages resulting or arising from Claims relating to or arising from or in connection with this Letter Agreement or the Initial Trial A Services to the extent that such Claims, or Damages have resulted from any negligent act or omission or willful misconduct of Medpace or a breach of any applicable law, regulation or guidelines, or a breach of this Letter Agreement by Medpace.

“Affiliate” shall mean a corporation or entity controlling, controlled by, or under the common control with SPONSOR, APIL, or Medpace, as the case may be.  For the purposes of this, Agreement, “control” shall mean the direct or indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect, directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

8.3
Nothing in this; Letter Agreement shall limit the liability of any Party for fraud, or limit the liability of any Party to any third party under applicable laws where any act, or omission of any Party results in death or personal injury.

8.4
Any Party providing indemnification under this Letter Agreement shall have the right to control the defense and settlement of any Claims or Damages.  The indemnified party shall have’ the right to obtain separate legal counsel at its own expense if it so chooses.  The indemnifying party shall not unreasonably withhold consent for settlement and the indemnified party shall reasonably cooperate in the defense of any Claims or Damages and provide prompt notice to the indemnifying party of any Claims or Damages for which indemnification is sought, and shall reasonably and regularly consult with the indemnified party in relation to the progress and status of such Claim or Damages.  Save as aforesaid, neither the indemnifying party nor the party to be indemnified shall acknowledge the validity of, compromise or otherwise settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.  The Party seeking indemnification shall take all reasonable steps to mitigate any loss, or liability in respect of any such Claim or Damages.

8.5
Notwithstanding the terms of this paragraph 8, in 00 event shall SPONSOR or Medpace be liable by reason of any representation or warranty,: condition or other term or any duty of common law, or under the express terms of this agreement, for any consequential, special or incidental or punitive loss or damage whether for loss of current or future profits, loss of enterprise value or otherwise) and whether occasioned by thenegligence of the respective parties, their employees or agents or otherwise, even if the breaching party has been advised of the possibility of such damages.

8.6
Medpace shall at its own expense obtain and maintain insurance of a type and amount adequate to cover all loss,, damage, liability or costs in respect of which it is liable to indemnify Sponsor under the provisions of this Letter Agreement and shall not do or omit any act, matter or thing which may prejudice or render voidable any such insurance.  Such insurance shall be for an amount of not less than €7,500,000 per claim and in aggregate.  Medpace will, immediately upon the, request of SPONSOR, provide SPONSOR with evidence of the insurance as SPONSOR may reasonably require.

9	Publicity

9.1
Medpace shall not make any public announcements concerning this Letter Agreement or the subject matter hereof, nor use SPONSOR’s name, logo or trademark in any communication, release, notice or other publication, without the prior written consent of SPONSOR.

10	Miscellaneous

10.1
This Letter Agreement and the performance hereof shall be governed, interpreted and construed in all respects by the internal laws of the State of New York.  All disputes and claims arising under this Letter Agreement shall be resolved exclusively in a court of applicable jurisdiction located in New York, New York and each Party consents to the venue of any such action.

10.2
Medpace may not subcontract any portion of the Initial Trial A Services hereunder without the prior written consent of SPONSOR.  Should Medpace subcontract with any third party upon such written consent of SPONSOR, Medpace represents and warrants that such third-party subcontractor shall comply with all obligations of Medpace under this Letter Agreement, including but not limited to, obligations of confidentiality and ownership rights of the Study Results and Study IP, and Medpace shall remain fully liable for its and such third party’s performance of the Initial Trial A Services and the obligations of Medpace hereunder.

10.3	The provisions of paragraphs 2, 3, 5.2, 8, 9, 10.1, 10.6 and this paragraph 10.3 shall survive the termination of this Letter Agreement.

10.4	Medpace shall not assign this Letter Agreement without the prior written consent of SPONSOR.

10.5	This Letter Agreement shall not be amended, modified or supplemented in any way except in writing and signed by a duly authorized representative of SPONSOR, APIL and Medpace.

10.6
At the request of any of the parties, the other parties shall (and shall use reasonable efforts to procure that any other necessary third parties shall) execute and do all such documents, acts and things as may reasonably be required subsequent to the signing of this Letter Agreement for assuring to or vesting in the requesting party the full benefit of the terms hereof.

If the terms of this Letter Agreement are acceptable to you, please have an appropriate officer of Medpace sign and date both copies of this letter agreement and return one copy to Amarin Pharma Inc, Mystic Packer Building, 12 Roosevelt Avenue, Mystic, Connecticut, CT 06355.

Sincerely,

Amarin Pharma Inc

by:  /s/ Paresh Soni
Name:  Paresh Soni

Title:  SVP, Head of Development

Date:  18FEB09

Amarin Pharmaceuticals Ireland Limited

by:
Name:

Title:

Date:

AGREED TO:  Medpace Inc.
by:
Name:

Title:

Date:

10.7
At the request of any of the parties, the other parties shall (and shall use reasonable efforts to procure that any other necessary, third parties shall) execute and do all such documents, acts, and things as may reasonably be required subsequent to, the signing of this Letter Agreement for assuring to or vesting in the requesting party the full benefit of the terms hereof.

If the terms of this Letter Agreement are acceptable to you, please have an appropriate officer of Medpace sign and date both copies of this letter agreement and return one copy to Amarin Pharma Inc, Mystic Packer Building, 12 Roosevelt Avenue, Mystic, Connecticut, CT 06355.

Sincerely,

Amarin Pharma Inc

by:
Name:

Title:

Date:

Amarin Pharmaceuticals Ireland Limited
by:  /s/ Alan Cooke
Name:  Alan Cooke

Title:  Director

Date:  23/Feb./2009

AGREED TO:  Medpace Inc.
by:
Name:

Title:

Date:

SCHEDULE A

Initial Service Fees

Item	Amount
eCRF Development	$15,112.00
Project Specific Training	$8,818.00
Regulatory Agency Clinical Trial Submissions	$112,542.00
IVRS Development	$26,830.00
Investigator and Vendor Contract Negotiation	$45,686.00
Investigator Files Setup	$20,198.00
Initial Essential Document Collection	$146,303.00
Project Management	$365,601.00
Conference Calls	$31,121.00
Pre-Study Visits	$44,640.00
Monitoring Plan Development and Maintenance	$8,558.00
Data Management Manual,	$9,735.00
Database Development	$29,018.00
Total	$864,162.00

Escrow

Item	Amount
Investigator Meeting Planner and Travel Fees	$264,878.00
Central IRB Fees	$27,750.00
Investigator Payments	$127,500.00
Medpace Reference Laboratories Fees	$35,315.00
EDC Vendor Fees	$77,069.00
Total	$532,512.00

Pass-Through

Item	Amount
Monitoring travel	$16,000.00
Conference Calls	$800.00
Misc. Printing/Copying/Shipping	$500.00
Total	$17,300.00

Note:
Pass-through costs listed above are not exhaustive and may include, but are nor limited to, CRF printing costs, courier costs, teleconference fees, drug packaging and labeling, pharmacy fees, travel costs, subsistence costs, and accommodation costs.  Escrow costs listed above may not be exhaustive.

Note:	Medpace service-fees will be billed in two payments; 50% at signing and 50% twenty days after signing. Escrow costs will be billed, at signing. Pass-through costs will be billed monthly.

SCHEDULE B

Medpace will follow their SOPs as listed in this Schedule B and the regulations set forth in 21 CFR, Section 312, Subpart D (Responsibilities of Sponsors and Investigators) and appropriate EU Directives 2001/20EC, 2005/28/EC and any other applicable international regulatory requirements.

Medpace SOP Index
SOP ID	SOP Name	Effective Date	Reapproval Date

Biometrics
GL-BS-01-84	Data Analysis Plan	1/31/2008	N/A
GL-BS-02-S4,1	Analysis Validation and Generation	1/31/2008	N/A
GL-BS-03-34	Data Listing Validation and Generation	1/31/2008	N/A
GL-BS-04-S4	Randomization Code	1/31/2008	N/A
GL-BS-05-S4	Interim Analysis:	1/31/2008	N/A
Clinical Operations
BE-CO-01-S1	Clinical Trial Submissions in Belgium	4/4/2008	N/A
GL-CO-01-S4.4	Trial Document Management	3/1/2007	11/01/2008
GL-CO-02-S3,1	Protocol Review	3/26/2007	11/01/2008
GL-CO-03-S3.2	Investigator Meeting	3/26/2007	11/01/2008
GL-CO-05-S4.1	Study Initiation Visit	3/2/2007	N/A
GL-GO-05-S5	Study Initiation Visit	2/12/2009	N/A
GL-GO-06-S4.3	Monitoring Plan Development	1/12/2007	11/01/2008
GL-GO-06-S5	Monitoring Plan Development	2/5/2009	N/A
GL-CO-07-S4.2	Investigational Product Tracking.	5/31/2007	11/01/2008
GL-CO-08-S9	Monitoring Visit	12/21/2004	N/A
GL-CO-09-S4	Documenting Protocol Deviations	1/10/2009	N/A
GL-CO-11-S4	Reporting and Managing Problem Issues at a Clinical Research Site	3/30/2009	N/A
GL-CO-12-S3.1	Study Closeout	4/15/2007	N/A
GL-CO-13-S4.2	Study Site Close-out Visit	2/15/2007	12/5/2008
GL-CO-14-S2.2	Archiving of Study Material	3/1/2007	N/A
GL-CO-15-S3	Recruitment and Retention Plan	6/2/2008	N/A
GL-CO-16-S5.1	Clinical Research Associate Orientation and Continuing Education Processes	9/21/2008	N/A
GL-CO-18-S3.2	Clinical Trial Manager Orientation and Evaluation Process	4/9/2007	12/5/2008
GL-CO-19-S2.1	Projection Evaluation	4/15/2007	N/A

SOP ID	SOP Name	Effective Date	Reapproval Date

GL-CO-20-S5.1	General Study Start-up	4/10/2008	N/A
GL-CO-21-S4	Trial Master File – Essential Documents	4/10/2008	N/A
GL-CO-22-S3.2	Updated and Additional Essential Documents	3/12/2007	12/5/2008
GL-CO-23-S5.2	Translation of Essential Documents	2/25/2008	12/5/2008
GL-CO-24-S4	Informed Consent Form	4/10/2008	N/A
GL-CO-25-S4	Pre-study Visit	3/1/2007	N/A
GL-CO-26-S3.1	Selecting Study Principal Investigators	12/1/2007	12/5/2008
GL-CO-27-S3.2	Quality Control of Essential Documents	3/12/2007	12/5/2008
GL-CO-28-S3.2	Lead Clinical Research Associate	9/21/2008	N/A
GL-CO-29-S4	Clinical Research Associate Oversight	9/21/2008	N/A
GL-CO-30-S6	FDA Compliance Checks	10/20/2008	N/A
GL-CO-31-S4.1	Investigational Product Storage	9/28/2008	N/A
GL-CO-32-S2	Clinical Trial Submissions	4/10/2008	N/A
GL-CO-33-S1.2	Project Training/Project and Investigative Site Hand-over Process	11/16/2007	N/A
GL-CO-33-S2	Project Training/Project and Investigative Site Hand-over Process	3/1/2009	N/A
GL-CO-34-S2.1	Internal Quality Check (QC) of Study Files in the Document Center	11/15/2007	12/5/2008
GL-CO-35-S1.1	Conference Call and Meeting Conduct	9/10/2007	N/A
GL-CO-36-S1.3	Site Feasibility	12/1/2007	N/A
GL-CO-37-S1	Document Quality Control	7/11/2008	N/A
In-Co-01S1.1	Clinical Trial Submissions in India	2/21/2008	N/A
Corporate Affairs
GL-CA-01-S1	Document Room Maintenance	1/16/2008	N/A
GL-CA-02-S1	Authorized Signatory Tables	7/3/2008	N/A
GL-CA-03-S1	Entry Structure and Controls	7/9/2008	N/A
GL-CA-04-S2.1	Corporate Records Retention	12/24/2008	N/A

SOP ID	SOP Name	Effective Date	Reapproval Date

GL-CA-05-S1	Non-Study Contracts Indexing and Tracking	7/16/2008	N/A
US-CA-01-S1	Board of Directors Meetings	7/7/2008	N/A
US-CA-02-S1	Annual and Special Shareholder Meetings	7/11/2008	N/A
Data Management
Gl-DM-02-S14	Data Entry System	1/31/2008	N/A
Gl-DM-02-S15	Data Entry System	2/18/2009	N/A
Gl-DM-03-S11	Edit Check Specifications	1/20/2008	N/A
Gl-DM-04-S12	CRF Processing and Data Entry	1/25/2008	N/A
Gl-DM-06-S13	Database Cleanup	1/25/2008	N/A
Gl-DM-08-S10	Coding Process	1/20/2008	N/A
Gl-DM-09-S10	Edit Check System	1/31/2008	N/A
Gl-DM-12-S9	External Data Base Import System	1/31/2008	N/A
Gl-DM-13-S7	Database Generation System	1/31/2008	N/A
Gl-DM-15-S3	SAS Programming Conventions	1/31/2008	N/A
Gl-DM-17-S2	Database Quality Control Review	1/25/2008	N/A
Gl-DM-17-S3	Data Quality Control Review	2/15/2009	N/A
Gl-DM-20-S2	Electronic Data Capture System Administration	1/31/2008	N/A
ECG Core Laboratory
GL-EL-01-S1.1	ECG Shipment, Tracking, and Qualification	9/19/2007	11/26/2008
GL-EL-02-S1.1	ECG Electronic Receipt and Processing	9/19/2007	11/26/2008
GL-EL-03-S1.1	ECG Data Review and Cleanup	9/19/2007	11/26/2008
GL-EL-04-S1.1	ECG Data Format and Delivery	9/19/2007	11/26/2008
GL-EL-05-S1	ECG Study Set Up	10/31/2008	N/A
GL-EL-06-S1	Continuous Electrocardiogram Data Receipt and Processing	10/31/2008	N/A
GL-EL-07-S1	H-Scribe Study Set Up	10/31/2008	N/A
Finance
GL-AA-02-S1	Payroll	4/30/2007	N/A

SOP ID	SOP Name	Effective Date	Reapproval Date

GL-AC-01-S2.1	General ledger System Management	3/15/2007	N/A
GL-AC-03-S3	Procurement	3/31/2007	N/A
GL-AC-06-S6	Accounts Receivable	3/31/2007	N/A
GL-AC-11-S2.1	Revenue Recognition	5/4/2007	N/A
GL-AC-15-S3	Site Payments	5/15/2008	N/A
General
GL-GN-01-S15.1	Procedures for Standard Operating Procedures	4/30/2008	N/A
GL-GN-02-S3	Training & Development	11/30/2008	N/A
GL-GN-03-S1.2	Office Security	9/19/2007	6/5/2008
GL-GN-06-S4	Customer Service	12/19/2008	N/A
GL-GN-07-S3.1	Correspondence Distribution	9/26/2005	11/14/2008
HR & Administration
GL-HR-01-S1.2	Employment	7/14/2008	N/A
GL-HR-02-S1	Employee Compensation	7/14/2008	N/A
Information Technology
GL-IT-01-S14	Study Setup	5/30/2008	N/A
GL-IT-02-S14.2	System Validation	1/28/2008	N/A
GL-IT-03-S9.1	Transfer of Electronic Record	3/1/2008	N/A
GL-IT-04-S13.2	System Maintenance	1/28/2008	N/A
GL-IT-05-S12.1	System Security	1/25/2008	N/A
GL-IT-06-S9.1	Disaster Recovery Plan	1/31/2008	N/A
GL-IT-08-S6	21 CFR Part 11 Compliance	1/28/2008	N/A
GL-IT-09-S13	System Development Life Cycle	1/28/2008	N/A
GL-IT-S14.1	Change Control	1/28/2008	N/A
GL-IT-11-S10	System Backup, Restore, and Archive	1/28/2008	N/A
GL-IT-12-S4.2	Request for Hardware, Software, and Support	1/25/2008	N/A
GL-IT-13-S3	Directory Structure and Naming Conventions	3/1/2008	N/A

SOP ID	SOP Name	Effective Date	Reapproval Date

GL-IT-14-S3	Computer System Set Up	3/1/2008	N/A
GL-IT-17-S2.2	Clin Trak IVRS Randomization Procedure	3/30/2007	10/6/2006
GL-IT-18-S2.1	Clin Trak IVRS Subject Tracking Study Implementation	3/30/2007	10/6/2008
GL-IT-19-S2.1	Clin Trak IVRS Study Support and Maintenance	3/31/2007	10/6/2008
US-IT-15-S4	Message Notification	3/1/2008	N/A
IVRS
GL-IV-01-S2	IVRS Study Setup Validation	12/10/2008	N/A

Marketing & BD
GL-MK-01-S3.2	Request For Proposal Handling and Proposal Preparation	12/11/2006	N/A
GL-MK-02-S3	Sponsor Contract Handling	4/25/2008	N/A
GL-MK-03-S3	Change in Scope Process	3/1/2008	N/A
GL-MK-04-S3	Press Release Process	1/31/2008	N/A
GL-MK-05-S2	Procedures for Site Contracts	3/1/2008	N/A
Medical Writing
GL-MW-01-S8	Clinical Study Report	3/10/2008	N/A
GL-MW-04-S4	Preparation of the Study Protocol	3/10/2008	N/A
GL-MW-07-S6	Procedures for Compiling Appendices	3/10/2008	N/A
GL-MW-08-S6	Document Quality Control	3/10/2008	N/A
Quality Assurance
BE-QA-01-S1	Disaster Recovery Plan - Belgium Facilities	10/25/2008	NA
BE-QA-02-S1	Diesel Power Generator	10/12/2008	NA
BE-QA-03-S1	Freezer CO2 Backup System	12/12/2008	NA
GL-QA-01-S13	Investigative Site Audit	6/2/2008	NA
GL-QA-04-S11	System Audits	5/5/2008	NA
GL-QA-05-S9	Regulatory Authority Inspections	4/20/2008	NA

SOP ID	SOP Name	Effective Date	Reapproval Date

GL-QA-06-S9	Prevention and Detection of Fraud and Other Misconduct	10/20/2008	NA
GL-QA-07-S3.2	Sponsor Audit Preparation	1/31/2008	NA
GL-QA-08-S4	Good Documentation Practices	1/31/2008	NA
GL-QA-09-S3	Quality/Assurance Oversight Plan	5/1/2008	NA
GL-QA-10-S3	Vendor Audits	5/5/2008	N/A
GL-QA-11-S1	Confidentiality of Data/HIPAA	12/15/2008	N/A
NA-QA-01-S1	QA Responsibilities for GLP Compliance	10/31/2008	N/A
NA-QA-02-S1	Quality Assurance Good Laboratory Practice Inspection and Audit Program	11/30/2008	N/A
NA-QA-03-S1.2	QA Statement for GLP Study Reports	10/31/2008	N/A
NA-QA-04-S1	Generation and Maintenance of the Master Schedule	10/31/2008	N/A
Regulatory Affairs
US-RA-05-S10	New Drug Applications	8/15/2008	N/A
US-RA-12-S3	Investigational New Drug Application Submission Process	3/15/2008	N/A
Safety
GL-SA-01-S5	Serious Adverse Event Reporting	1/20/2008	N/A
GL-SA-02-S7	Withdrawal due to Adverse Event and Other Event Reporting	1/20/2008	N/A
GL-SA-03-S4	Study Report Narratives	1/20/2008	N/A
GL-SA-04-S3	Safety Reporting to Regulatory Authorities	1/20/2008	N/A
GA-SA-05-S3	Managing Adverse Events/Reactions in Blinded Clinical Trials	1/20/2008	N/A
GL-SA-06-S3	Reconciliation of Serious Event Data	1/20/2008	N/A
GL-SA-07-S1	Safety Event Reporting System Project Set Up	9/19/2008	N/A
Strategic Development
GL-SD-01-S2	Managing Strategic Transactions	1/31/2009	N/A